Exhibit 10.14

Confidential portions of this document have been

redacted and filed separately with the Commission.

SUPPLY AGREEMENT

between

BELLSOUTH INTERNATIONAL, INC.

and

AXESSTEL, INC.

March 18, 2004

Confidential portions of this document have been

redacted and filed separately with the Commission.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”), dated as of March 18, 2004 (the “Execution Date”), is made and entered into between BellSouth International, Inc., a Georgia corporation (“BellSouth”), and Axesstel, Inc., a California corporation (“Supplier”).

W I T N E S S E T H:

WHEREAS, Supplier wishes to design, develop and manufacture Fixed Wireless Terminals (“FWT”) (such term and other capitalized terms being used as defined in Section 1) meeting the Specifications and Standards, and provide such FWT (and related items) for the Prices set forth herein; and

WHEREAS, BellSouth’s Affiliated Companies desire to purchase such FWT and related items.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BellSouth and Supplier (collectively, the “Parties”) agree as follows:

1.	DEFINITIONS.

The following capitalized words and expressions have the respective meanings hereby assigned to them, except as otherwise set forth herein:

1.1.	“Affiliated Company” means any Person (other than an individual) that is owned in whole or in part by BellSouth Corporation or by one of more of its direct or indirect subsidiaries listed on Annex C, as amended from time to time in accordance with Section 33. Any Affiliated Company may place Orders under this Agreement to purchase Articles. All references to “Buyer” in this Agreement shall be deemed to include an Affiliated Company placing an Order that is fully executed. Such Orders are subject to the terms and conditions of this Agreement and as to such Orders, the Affiliated Company becomes the “Buyer” hereunder. Each such Order shall constitute a separate, distinct and independent legal relationship which is governed by the terms and conditions of this Agreement between Supplier and the Affiliated Company placing the executed Order and each such Affiliated Company shall be the sole obligor with regard to meeting the obligations of any such Order placed by such Affiliated Company.

1.2.	“Agreement” means this Agreement between BellSouth and Supplier, including all Annexes which are incorporated herein, as well as any amendments to this Agreement that may be entered into in the future.

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1.3.	“Article” means FWT and associated hardware, accessories, and spare parts, including without limitation handset cradles, headsets, A/C adaptor, rechargeable battery packs, manual, packaging, data cables and antennas, in each case purchased pursuant to this Agreement.

1.4.	“Buyer” means BellSouth or any of its Affiliated Companies or Designated Distributors, as applicable, that places a fully executed Order.

1.5.	“Change Order” means the instrument issued in accordance with Section 21 with the effect to alter, amend, omit, add to or otherwise vary any part of the Articles under an Ordering Document.

1.6.	“Contract Year” means a period commencing on the Effective Date and ending twelve (12) months thereafter, and each successive twelve-month period during the Term.

1.7.	“Delivery” means, with respect to any Articles, delivery of such Articles to such Buyer’s designated freight forwarder. If federal export regulations change in a way that would affect performance under this Agreement, Supplier and BellSouth shall negotiate in good faith to determine any reporting or other requirements which must be modified pursuant to the terms of this Agreement.

1.8.	“Designated Distributor” means the distributors listed on Annex C, as amended from time to time in accordance with Section 33. Any Designated Distributor may place Orders under this Agreement to purchase Articles. All references to “Buyer” in this Agreement shall be deemed to include the Designated Distributors placing an Order that is fully executed. Such Orders are subject to the terms and conditions of this Agreement. Each such Order shall constitute a separate, distinct and independent legal relationship which is governed by the terms and conditions of this Agreement between Supplier and the Designated Distributor placing the executed Order and each such Designated Distributor shall be the sole obligor with regard to meeting the obligations of any such Order placed by such Designated Distributor.

1.9.	“Effective Date” means the first date on which a Buyer has placed an Order hereunder.

1.10.	“Execution Date” means the date on which this Agreement is fully executed by BellSouth and Supplier.

1.11.	“FCC” means the Federal Communications Commission, an agency of the United States government, or any successor thereto.

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1.12.	“FWT” means a fixed wireless terminal, which is a non-mobile wireless terminal and/or telephone for communications services that conforms with the Specifications and applicable Standards.

1.13.	“Ministry” means, with respect to any foreign country, the Ministry of Communications or such other government or quasi-government agency or entity having powers similar to those exercised by the FCC with respect to wireless communications services and equipment used therewith, or any successor to such agency or entity.

1.14.	“Order” means an order to purchase Articles placed pursuant to an Ordering Document.

1.15.	“Ordering Document” means a purchase order or other ordering document issued by a Buyer pursuant to this Agreement, as further described in Section 4 hereof.

1.16.	“Parties” means BellSouth and Supplier.

1.17.	“Person” means an individual, partnership, joint venture, association, corporation, limited liability company, limited liability partnership, trust or any other legal entity.

1.18.	“Price” means those prices determined pursuant to Section 3, or as otherwise agreed to pursuant to Section 3.

1.19.	“Qualifying Invoice” means (i) as to any Articles, an invoice which indicates the specific Articles being billed as defined in the Order; or (ii) as to any taxes or other miscellaneous items payable by Buyers hereunder, an invoice which identifies with specificity the miscellaneous items covered by the invoice.

1.20.	“Specifications” means the specifications and performance standards of the Articles, as set forth in Annex A, incorporated herein by reference, and any changes as agreed to by the Parties in writing from time to time in accordance with Section 17.

1.21.	“Standards” means, to the extent applicable, the following CDMA industry-wide standard for wireless communications equipment in effect as of the Execution Date: IS-95/IS-2000 Industry Standard, and any changes as agreed to by the Parties in writing from time to time in accordance with Section 17.

1.22.	“Term” means the period commencing on the Effective Date and ending two (2) calendar years thereafter, unless extended by BellSouth as provided for in Section 2.1 or as otherwise agreed by the Parties in writing.

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Other capitalized terms used in this Agreement shall have the meanings respectively assigned to them elsewhere in this Agreement. Words indicating the singular only also include the plural and vice versa, where the context so requires. The headings of the Sections herein are for convenience only and shall not affect their interpretation.

In the event of any inconsistencies between or among this document, the Annexes or any other document incorporated herein by reference, this document shall prevail over the Annexes and additional incorporated documents, and the Annexes shall prevail over additional incorporated documents.

2.	SCOPE AND TERM OF AGREEMENT; SUPPLY OF FWTS.

2.1.	This Agreement is entered into as of the date hereof, and expires two (2) years after the Effective Date (the “Original Term”); provided, however, that BellSouth will have the right to extend this Agreement for up to one (1) year, exercisable on thirty (30) days’ written notice prior to the end of the Original Term.

2.2.	During the Term, in accordance with appropriate Ordering Documents issued by Buyers for Articles pursuant to the terms of this Agreement that are accepted by Supplier, (i) Supplier shall manufacture and supply the Articles, as contemplated by this Agreement, and perform its other obligations set forth in this Agreement and (ii) Buyers shall purchase during the initial Contract Year at least that quantity of Articles as specified in Section 4 of this Agreement and may purchase additional Articles in such quantities as specified in the Ordering Documents that are accepted by Supplier.

2.3.	Supplier shall (a) complete the design and development of FWT that meet the Specifications and applicable Standards in accordance with the milestone schedule set forth in Annex F and (b) accept Ordering Documents for Delivery of FWT issued by Buyer in accordance with the acceptance procedures set forth in Section 4 below. Prior to shipping FWT in the initial Order, such FWT shall be subjected to initial acceptance testing by BellSouth as provided in Annex D with respect to Standards and Specifications. If one or more Buyers submit Orders for the purchase and sale of FWT and Supplier fails to complete the applicable design, development or manufacturing work related to FWT units to be purchased under such Orders by the date specified therein, the provisions of Section 12 shall apply.

3.	PRICES.

3.1.	The Price for any Articles purchased by a Buyer shall be the price for such Articles as set forth in Annex B.

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3.2.	The Prices are exclusive of any taxes and custom duties, which shall be the responsibility of the applicable Buyer pursuant to Section 9 hereof.

3.3.	[***]

4.	ORDERING DOCUMENTS, MINIMUM PURCHASES AND FORECAST.

4.1.	Each Buyer will be permitted to make purchases under this Agreement pursuant to individual executed Ordering Documents, the form of which is attached hereto as Annex H. Each Ordering Document shall identify (i) the applicable Buyer, (ii) the Articles ordered, (iii) the quantity of each item ordered (including sufficient identification), (iv) the Price for the same as determined in accordance with Section 3, (v) requested place and date of Delivery, consistent with the terms of this Agreement or as otherwise agreed to in writing by Supplier, (vi) other appropriate information as may be reasonably required by Supplier to fill the Ordering Document, (vii) the way that Buyer will make payment for the purchase, as permitted under Section 5.1, (viii) purchase reference number, and (ix) any special terms and conditions which are applicable only to the particular Order which may be required by local home-country law of the Buyer, regulations or otherwise and agreed between the Buyer and Supplier in a fully executed Ordering Document.

4.2.	Only those terms and conditions of any Ordering Document that are required to be contained therein pursuant to Section 4.1 will have any force or effect, and no other term or condition set forth therein or in any other Buyer document will have any force or effect. All purchases under an executed Ordering Document shall be governed by this Agreement. All Ordering Documents issued by a Buyer that is a limited partnership shall be issued by a general partner or a person authorized by the formation documents or operating agreements of such limited partnership to issue such types of documents.

4.3.	Supplier shall have five (5) business days to accept any Ordering Document issued in accordance with Sections 4.1, 4.2 and 4.5, to the extent consistent with Supplier’s standard lead times in effect as of the date of this Agreement, or as the same may change from time to time by mutual written agreement of the Parties, or, if not consistent with such standard lead times, as otherwise approved by Supplier, such approval not to be unreasonably withheld or delayed. As of the Execution Date, [***]. All Orders for Articles placed by Buyer shall be subject to acceptance in writing by Supplier at its principal place of business and shall not be binding until the earlier of such acceptance or shipment, and, in the case of acceptance by shipment, only as to the portion of the Order actually shipped. Supplier shall be under no obligation to accept any particular Order. Any Ordering Document issued by a Buyer in accordance with Sections 4.1, 4.2 and 4.5 and not rejected in writing within [***] business days after delivery to Supplier will be deemed accepted. Upon acceptance and acknowledgment of an

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Order by Supplier, Buyer will be firmly and irrevocably obligated to buy from Supplier, and Supplier will be similarly obligated to sell and deliver to Buyer, the Articles in accordance with the quantities specified in such Order, subject to permitted cancellations and adjustments described in this Agreement.

4.4.	If Orders for Articles exceed Supplier’s inventory that Supplier makes available to BellSouth under this Agreement, BellSouth shall allocate such inventory on a basis BellSouth, in its absolute discretion, deems equitable. Articles may be sent in separate shipments.

4.5.	Not later than the 25th day of each calendar month (month n), BellSouth shall deliver to Supplier a binding [***] rolling forecast [***] of Buyers’ monthly requirements of units of FWTs, [***]. Supplier shall have five (5) business days after receipt to accept or reject the first forecast provided under this Section and forecast information for the [***] under each forecast provided thereafter. Supplier shall also be entitled to reject a forecast if the number of forecasted FWT units for each projected month are not consistent with the number of FWT units initially projected for that particular calendar month in a previously accepted forecast, subject to adjustment as permitted hereunder.

4.6.	During the initial Contract Year, BellSouth agrees to purchase and/or have Buyers purchase at least one hundred thousand (100,000) units of FWTs (the “Minimum Amount”) in any combination of units as specified in Annex B. If BellSouth and/or Buyers have not purchased the Minimum Amount by the end of the first Contract Year, Supplier shall invoice BellSouth for the dollar amount equal to the shortfall and BellSouth shall have 30 days to pay such invoice.

4.7.	Orders of the same product placed by Buyers hereunder for shipment in any such month shall be for a minimum of [***] units of Articles, unless otherwise agreed to in writing by Supplier.

5.	TERMS OF PAYMENT.

5.1.	All payments shall be made in United States dollars. Payments shall be made to Supplier by: (i) wire transfer of immediately available funds, or (ii) confirmed irrevocable letters of credit in favor of Supplier with payment at sight (“Documentary Letters of Credit”), or (iii) check drawn on a United States bank. Buyer shall indicate in Buyer’s Ordering Documents that manner in which Buyer will pay for Articles to be purchased under each Order.

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5.2.	Payments to be made by wire transfer shall be sent to the bank and account indicated below (or such other bank and account as designated by Supplier in writing from time to time):

Bank:	Silicon Valley Bank
Address:	San Diego Office 4445 Eastgate Mall, Suite 110 San Diego, CA 92121
Account Name:	Axesstel, Inc.
Account Number:	[***]
ABA Number:	[***]

5.3.	Payments to be made by bank check shall be sent to Supplier at the following address (or such other address as Supplier may designate in writing from time to time): Axesstel, Inc., 6305 Lusk Blvd., San Diego, CA 92121 U.S.A., Attention: Accounts Receivable.

5.4.	Supplier may issue a Qualifying Invoice to the applicable Buyer for (i) any Articles, following acceptance of the Buyer Ordering Documents by Supplier, and (ii) taxes or customs duties payable under Section 9.1 or other miscellaneous items, at the same time. Any such Qualifying Invoice should reflect all applicable discounts or credits to which the applicable Buyer may be entitled.

5.5.	If any Articles purchased by a Buyer do not fulfill the requirements of the applicable “Final Acceptance Testing” pursuant to Section 11 by the date that is thirty (30) days following notification to Supplier pursuant to Section 11, provided that Supplier was not able to correct all identified problems at Buyer’s premises, such Buyer shall be entitled to reject the Order for the Articles and shall be refunded or receive credit by Supplier related to the Qualifying Invoice and all related expenses within thirty five (35) business days after notification to Supplier. The volume of Articles rejected will count against the minimum purchase volume requirement defined in this Agreement.

5.6.	For each purchase made under this Agreement by wire transfer or bank check, Buyer shall either (i) establish, maintain and provide Supplier with an irrevocable Standby Letter of Credit in favor of Supplier (each, a “Standby Letter of Credit”) in an amount equal to the dollar value of the purchase at least thirty (30) days prior to the committed shipment date and shall pay Supplier’s invoice for the purchased Articles upon Delivery (except for Telcel C.A. which can pay Supplier’s invoice within ninety (90) days after Delivery), subject to confirmation of Delivery by Buyer’s agent, or (ii) pay Supplier for the purchase in full at least thirty (30) days prior to the committed shipment date.

5.7.	For each purchase made under this Agreement by Documentary Letters of Credit, Buyer will obtain, and provide Supplier with, a Documentary Letter of Credit in an amount equal to the dollar value of the purchase at least thirty (30) days prior to the committed shipment date.

5.8.	Unless otherwise agreed between a Buyer and Supplier in writing, all Documentary Letters of Credit and Standby Letters of Credit shall be: (a) from a

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United States bank having assets of at least $1,000,000,000, (b) in form and substance acceptable to Supplier, and (c) available for payment by presentation of Supplier’s drafts at sight drawn on such bank accompanied by: (i) a copy of Supplier’s invoice issued to Buyer for the Articles to be purchased, (ii) a signed statement from an officer of Supplier that the amount claimed under the letter of credit is due and payable, and (iii) a copy of the letter of credit.

5.9.	All payments made by Buyer pursuant to this Agreement are non-refundable and non-recoupable, except as expressly specified in Section 5.5.

6.	PREPARATION OF ARTICLES FOR DELIVERY; COMPLIANCE WITH LAWS.

6.1.	Supplier warrants that all Articles will be shipped only after successfully passing Supplier’s relevant factory tests and other quality controls.

6.2.	Supplier and, by its submission of Ordering Documents, each Buyer hereby agree to comply fully with the export regulations of the United States of America as well as the applicable export control regulations of the countries in which such party conducts business associated with this Agreement. Supplier and, by its submission of Ordering Documents, each Buyer agree that Articles supplied under the terms of this Agreement shall not be sold, distributed or otherwise transferred, directly or indirectly, to Cuba, Libya, Iran, Iraq, North Korea, Sudan or Syria, nor to a party or an entity identified on the Denied Parties List, Entity List or Unverified Persons List, published by the U.S. Department of Commerce, or on the Specially Designated Nationals published by the U.S. Department of the Treasury. The Supplier and, by its submission of an Ordering Document, each Buyer under said Ordering Document also agrees to comply with the applicable customs laws and regulations of the United States of America as well as the applicable customs regulations of the countries in which such party conducts business associated with this Agreement.

6.3.	If requested by the applicable Buyer in writing, Supplier shall pack Articles in individual sleeves or packages, other than standard individual packaging approved by BellSouth, prior to shipment in accordance with Buyer’s reasonable requirements, subject to that Buyer making such request sufficiently in advance of the anticipated shipment date in order to allow Supplier to obtain any necessary packing equipment and/or supplies and perform such packing and further subject to Buyer’s payment of any charges by Supplier therefor. At Buyer’s request and at no additional charge, Supplier shall affix to each box in which Articles are shipped a readable bar code label identifying the contents of such box by serial number.

6.4.	Each individual Article shall bear such names, marks, trade marks and trade dress as Buyer from time to time may request. Buyer acknowledges that Buyer’s failure

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to provide such Marks no later than six (6) weeks prior to the initial shipment under this Agreement may delay the delivery of Articles hereunder bearing such names, marks and trade dress.

6.5.	Supplier commits to try to ensure that the Articles comply in all material respects with all laws and regulations of the country into which the Articles are shipped or delivered which may be in force from time to time during the Term In addition to, and not in limitation of, the foregoing, Supplier shall cause the Articles to receive required type approval from the FCC, other applicable U.S. regulatory agencies, any applicable Ministry, and any other applicable foreign regulatory agency prior to the required dates therefor.

6.6.	Supplier commits to try to ensure that all Articles (i) conform to the Specifications and the Standards in effect from time to time during the Term, (ii) are compatible with each Buyer’s wireless network and (iii) function in accordance with Specifications and Standards in effect from time to time during the Term that to the extent the Specifications and Standards relate to equipment interfaces, except for those features or functions of the Articles that have not been verified successfully on a Buyer’s wireless network due to missing network support or features or functions waived in writing by such Buyer; provided, however, that Supplier shall not be in breach of this Section if an Article does not conform, ceases to be compatible or does not function as described in this sentence as a result of changes made by Buyer to its wireless network or by any standards setting body. At such time as such Buyer’s wireless network supports those additional features or functions, the parties shall mutually agree upon the testing procedures to be utilized to test, verify and implement such features and functions.

6.7.	Supplier retains the right to manufacture Articles itself or to subcontract its manufacturing obligations to a third party, in its sole discretion.

7.	SHIPMENT, DELIVERY AND RISK OF LOSS.

Buyer shall be responsible for the shipment of all Articles. Supplier shall deliver the Articles to Buyer’s designated shipper/freight forwarder. Delivery will be deemed complete, and title to Articles purchased by Buyer hereunder shall vest in Buyer and risk of loss or damage shall pass to Buyer when the Articles have been delivered to the designated shipper.

8.	TITLE.

Supplier warrants to each Buyer that title to any Articles furnished by Supplier to such Buyer pursuant to this Agreement shall be good and clear title, free and clear of all liens, claims, title defects and encumbrances.

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9.	TAXES AND CUSTOMS DUTIES.

9.1.	All prices hereunder include any taxes imposed under the current laws of Taiwan (and the laws of any other country that are applicable as a result of Supplier’s activities), and Supplier shall protect and indemnify Buyer from and against any such taxes. If new taxes are imposed under the current laws of Taiwan or current taxes increase, Supplier may increase the prices hereunder accordingly upon written notice, in which case BellSouth has the right to modify its minimum volume commitment under this Agreement. Buyer shall deduct from amounts payable hereunder any withholding taxes legally required to be withheld, shall promptly pay over such amounts to the appropriate taxing authority, and shall not be required to gross-up amounts payable hereunder. Buyer shall furnish Supplier with evidence of all withholding tax payments paid by it on behalf of Supplier which, to the extent permitted by law, will be in the name of Supplier, by delivering to Supplier all original tax receipts or certified copies and such other documentation with respect to the payment of such taxes as Supplier may reasonably request promptly after receipt from the relevant tax authority. Buyer shall be responsible for any other taxes, import duties or other governmental charges imposed under the laws of any country that are applicable as a result of the conduct of Buyer’s trade or business.

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10.	NETWORK FAILURE.

10.1.	If a Buyer reasonably believes a defect in the Articles caused, directly or indirectly, a wireless network operated by that Buyer to fail by becoming “frozen,” that Buyer shall immediately notify Supplier in writing and the parties shall conduct a joint investigation to determine if a defect in the Articles in fact caused the network failure. If the parties determine that a defect in the Articles caused the network failure, [***] determined by [***]. The amount of damages for each failure or related set of failures attributable to a particular defect that results in the network becoming “frozen” [***]. A Buyer’s wireless network will be deemed “frozen” if all or a substantial portion of the network will not process phone calls. Upon conclusion of joint investigation, if it is determined that the network failure was not caused by the Articles, Buyer shall reimburse Supplier for expenses related to travel, lodging and engineering support (equal to Buyer’s rate for engineering support in effect at the time of the event). Supplier shall invoice Buyer for such expenses and Buyer shall pay within thirty (30) days.

10.2.	Each Buyer shall have the burden of proving its actual damages. If the parties are unable to agree upon the amount of damages to be paid hereunder within sixty (60) days after the parties have commenced their joint investigation under Section 10.1 (or such longer period of time as agreed to by the parties in writing), the matter shall be submitted to arbitration pursuant to Section 30 below.

10.3.	The applicable Buyer may elect for Supplier to satisfy Supplier’s obligation to pay damages under Section 10.1 by (i) Supplier’s payment of the full amount of such damages in cash or (ii) Supplier’s issuance of a credit to such Buyer in the amount of such damages. To make such election, such Buyer shall give Supplier written notice of such election not more than thirty (30) days after the parties agree upon the amount of damages to be paid. If such Buyer elects for such payment to be in cash, Supplier shall make the full amount of such payment not later than sixty (60) days after such Buyer gives Supplier notice of such election. Such Buyer may apply any such credit to any purchases hereunder that it previously has made and has not yet paid for or makes in the future by notifying Supplier of such application in lieu of making payment of such purchases under Section 5.1 at the time such payment is due.

10.4.	The parties acknowledge that the amounts payable by Supplier to a Buyer under Section 10.1 constitute [***], and shall constitute such Buyer’s sole remedy for such circumstances. The parties acknowledge that Supplier has agreed to the foregoing damages provisions in consideration of each Buyer’s agreement to limit Supplier’s liability pursuant to this Section.

10.5.	This Section 10 sets forth each Buyer’s sole and exclusive remedy for network failures attributable to any Articles.

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11.	ACCEPTANCE.

11.1.	From time to time, a Buyer may be present at, observe and monitor factory testing by Supplier of Articles at the factory where such Articles are manufactured, in accordance with mutually agreed upon procedures. Buyer agrees to provide Supplier with at least three (3) business days’ notice in advance of such visit. Supplier shall cooperate with each Buyer to facilitate such observation, including without limitation, by giving each Buyer reasonable notice of the anticipated date of manufacturing of Articles ordered pursuant to this Agreement. Supplier shall make available to each Buyer any space at its factory site necessary for observing and monitoring such factory testing, and shall permit access to such factory site by representatives of such Buyer during regular business hours. Whether or not a Buyer observes and monitors any factory testing conducted by Supplier of any manufacturing lot, Supplier shall test all Articles manufactured by it for such Buyer in accordance with its standard factory testing procedures, and Supplier shall not make such factory testing procedures less stringent for any such Articles without the prior written consent of the applicable Buyer. At all times, upon request by Buyer, Supplier must be able to demonstrate to the applicable Buyer that it has subjected any Articles ordered under this Agreement to such standard factory testing in accordance with this Section 11.1 and that such Articles have passed such factory testing.

11.2.	Following receipt of the Articles at the Buyer’s premises, Buyer shall have a period of ten (10) days from the date of receipt of each shipment of an Article to inspect and reject such Article solely on the grounds that it is Nonconforming (“Final Acceptance Testing”). “Nonconforming” means, with respect to a unit of the Article, that such unit (a) does not conform, in all material respects, to the Standards or Specifications, (b) is not the model or color ordered or is in excess of quantity ordered; (c) is damaged or reasonably appears to be damaged; or (d) is defective; or (e) does not pass the tests set forth in Annex D, attached hereto, incorporated herein and made part hereof by reference.

11.3.	If any Articles fail Final Acceptance Testing because it is Nonconforming, Buyer shall give Supplier a written notice stating that it has rejected the applicable Order of Articles within 10-day period specified above, and Buyer shall return any unit of Nonconforming Article to Supplier within thirty (30) days after such notice is given. If Buyer fails to give such notice within ten (10) days after receipt of the Articles at Buyer’s premises or ninety (90) days after Delivery, whichever occurs first, such Order of Articles will be deemed accepted.

11.4.	If any Order of Articles is not accepted by Buyer because it is Nonconforming, the written notice referred to in Section 11.3 shall specify the particulars of the alleged nonconformance or failure and where the same is alleged to exist or to have occurred. Buyer shall obtain a return material authorization number from Supplier before returning a unit of Article, and shall include such number on the

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return	shipping label. Following receipt, Supplier shall promptly and, at its own expense, ship to the applicable Buyer replacement Articles. In case a return is due to defective Articles, Supplier shall ship replacement Articles to the applicable Buyer from a separate production run. In addition to any other liability hereunder in respect of any such nonconformance or failure, Supplier shall pay all reasonable out-of-pocket fees, costs and expenses incurred by Buyer in carrying out any Final Acceptance Testing for any lot of Articles subsequent to the initial Final Acceptance Testing therefore, including without limitation the costs of transportation and lodging. All expenses for the return of any unit of Nonconforming Article will be paid by Supplier. In case of Article return, Supplier shall reimburse Buyer for the applicable taxes paid related to the Nonconforming Article.

11.5.	Unless otherwise expressly provided in this Agreement, this Section 11 sets forth each Buyer’s sole and exclusive remedy for rejected Articles.

12.	DELAYS.

12.1.	If Supplier at any time has reason to believe that a scheduled date for Delivery will be delayed, it shall notify Buyer in writing as soon as practicable, and they shall subsequently consult with each other to define the estimated period and reason for delay. Notwithstanding any prior written acceptance by Supplier of an Order, Supplier shall not be obligated to ship Articles if Buyer is in breach of this Agreement at the time of the scheduled shipment. In the event any scheduled shipment under an Order is delayed beyond the acknowledged delivery date, (a) Buyer [***], and (b) Supplier [***].

13.	SPARES.

Supplier shall make available, [***], spare FWTs for the purpose of replacing verified failed FWTs that are under Buyer’s standard product warranty for a period of [***] from the Effective Date. The quantity of FWTs provided shall be equal to [***] of such Buyer’s purchases; [***].

14.	HAZARDOUS MATERIALS.

14.1.	From time to time during the Term, in response to reasonable requests therefor from BellSouth or any Buyer, Supplier shall deliver to BellSouth or such Buyer a written statement identifying any and all hazardous and other regulated materials in the Articles, and shall provide BellSouth or such Buyer with its procedures for disposing of such hazardous and other regulated materials.

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14.2.	All NiMH batteries shall be labeled in accordance with guidelines provided in Annex H.

15.	WARRANTIES.

15.1.	IN LIEU OF ANY PRODUCT WARRANTY, SUPPLIER SHALL PROVIDE BELLSOUTH WITH THE SPARE FWT UNITS AS DESCRIBED IN SECTION 13 ABOVE.

15.2.	THE LIMITED WARRANTIES SET FORTH HEREIN ARE THE SOLE AND EXCLUSIVE WARRANTIES OF THE PARTIES UNDER THIS AGREEMENT AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESSED OR IMPLIED. SUPPLIER DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER STATUTORY, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND FITNESS FOR A PARTICULAR PURPOSE.

16.	GENERAL LIMITATION OF LIABILITY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SUPPLIER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT ARTICLE LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

17.	AMENDMENT OF AGREEMENT.

No addition to, or amendment or modification of, this Agreement shall be effective or binding on either Party unless in writing and executed by the duly authorized representatives of each of them. Additions to, and amendments and modifications of, this Agreement, to which Supplier and BellSouth agree in writing, shall be effective and binding on all other Buyers. BellSouth shall use its reasonable efforts to obtain the acknowledgment of other Buyers, but the failure of any Buyer (other than BellSouth) to agree to any such addition, amendment or modification will not prevent such addition, amendment or modification from being effective and binding on such Buyer. Where either Party requests or proposes in writing such an amendment, addition or modification, the other Party shall respond without undue delay.

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18.	INDEMNITIES.

18.1.	Subject to the requirements of Section 18.2 below, Supplier shall defend, indemnify and hold harmless BellSouth and each Buyer against all third party actions or claims for infringement of any patents, copyrights, trademarks (excluding those licensed to Supplier under the Trademark License Agreement and/or Foreign Mark License Agreement referenced in Section 20 below), trade secrets, or any other intellectual property right by reason of the proper use of any Articles, and Supplier shall promptly, at its option and own expense, either:

(a)	procure for such Buyer the rights for continued use of such Article in its present form; or

(b)	replace or modify such Article so that it no longer infringes any such rights; or

(c)	settle or defend any further claim, suit or proceeding against such Buyer arising out of such continued use;

18.2.	Each party’s obligation to indemnity the other party under this Section 18 is contingent upon all of the following:

(i)	such party without delay informs the other party in writing of any claim action, suit or proceeding for which indemnity is sought pursuant to this Section and refrains from taking action on account of such claims without prior approval of the indemnifying party;

(ii)	such party allows the indemnifying party to control the defense and all related settlement negotiations;

(iii)	the indemnifying party is informed of all circumstances which may be of relevance in the matter and is otherwise provided with reasonable assistance, at the indemnifying party’s reasonable expense; and

(iv)	In case the indemnifying party fails to act against such claims or actions following such notice, such party shall have the right to take appropriate legal action and shall be repaid any reasonable expenses in so doing

Section 18.1 provides Supplier’s sole liability and a Buyer’s sole remedy for claims of infringement of intellectual property rights by reason of the use of the Articles purchased by such Buyer.

18.3.	Subject to the requirements of Section 18.2 above, Supplier shall defend, indemnify and hold harmless each Buyer Indemnitee (as hereinafter defined) from and against any and all claims, suits, demands, damages, or other actions of whatever nature (including the costs, expenses, and reasonable attorneys fees on

Confidential portions of this document have been

redacted and filed separately with the Commission.

account thereof) that may be made by any third party for personal injury, death, or damage to tangible property resulting from or alleged to be resulting from:

(a)	the use or operation of the Articles, or

(b)	defects in the Articles, including emission of electromagnetic radiation or radio frequencies or waves.

(c)	the performance or non-performance by or on behalf of Supplier of its obligations under this Agreement, or

(d)	the negligent or willful acts or omissions of Supplier or those of persons furnished by Supplier.

“Buyer Indemnitee” means the Buyers, their Affiliated Companies, the directors, officers, employees, agents, contractors and subcontractors of the Buyers and their Affiliated Companies, and the end users of the Articles.

18.4.	Subject to the requirements of Section 18.2 above, Buyer shall defend, indemnify and hold harmless Supplier and its directors, officers, employees, agents, contractors and subcontractors from and against any and all claims, suits, demands, damages, or other actions of whatever nature (including the costs, expenses, and reasonable attorneys fees on account thereof) that may be made by any third party for (i) any warranties, representations or claims made by any such Buyer with respect to the Articles, or (ii) infringement of any trademarks licensed to Supplier under the Trademark License Agreement and/or Foreign Mark License Agreement.

18.5.	Supplier shall have no obligation hereunder for any claims, suits, demands, damages, or other actions of whatever nature which result from (a) Buyer’s use of the Articles in a combination which violates the rights of third parties or in a combination with materials or Articles not supplied by Supplier; (b) the modification or attempted modification of an Article by anyone other than Supplier or the use or distribution of such modified Articles; or (c) the use of an Article which was designed to the specifications of any Buyer Indemnified Party.

19.	INSURANCE.

During the Term or any extension thereof, Supplier agrees to obtain and maintain insurance coverage in such amounts as required by law or as is the common practice in supplier’s trade or business and to provide evidence of same to Buyer, at Buyer’s request.

20.	USE OF BELLSOUTH CORPORATION’S MARKS.

BellSouth Corporation’s trade names, logos, trademarks and service marks registered in the Republics of Taiwan are the property of BellSouth Corporation. Further,

Confidential portions of this document have been

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Bell IP Holding, L.L.C.’s trade names, logos, trademarks and service marks registered in the Republic of Taiwan are the property of Bell IP Holding, L.L.C. In response to BellSouth’s request to have Supplier affix certain trademarks, trade names, logos, symbols, decorative designs (hereinafter collectively called “Marks”) to the Articles furnished hereunder, Supplier agrees to comply with the terms of both that certain Trademark License Agreement entered into with BellSouth Corporation on or about the date of this Agreement (the “Trademark License Agreement”) and that certain Foreign Mark License Agreement entered into with Bell IP Holding, L.L.C. on or about the date of this Agreement (the “Foreign Mark License Agreement”). Supplier shall not affix, use, or otherwise display such Marks on the Articles or use the Marks in any manner inconsistent with the terms of the Trademark License Agreement and Foreign Mark License Agreement. BellSouth Corporation retains all right, title, and interest in any and all Marks, packaging design and finished artwork provided to Supplier. For Articles that a Buyer rejects or does not purchase using such Marks, Supplier shall have all such Marks removed prior to any sale, use, or disposition thereof. Supplier agrees to indemnify, defend and hold BellSouth, BellSouth Corporation and each Buyer harmless from any claim, loss, damage, expenses or attorney’s fees arising from Supplier’s failure to do so. In addition to the foregoing, at a Buyer’s request and at Supplier’s expense, Supplier shall cooperate with and provide each such Buyer any and all assistance necessary to enforce BellSouth Corporation’s and Bell IP Holding, L.L.C.’s rights with respect to third-party claims arising out of Supplier’s failure to adhere to the terms of this section. This Section shall in no way modify Section 22.

21.	CHANGE ORDERS; CANCELLATIONS.

A Buyer may request that Supplier alter, amend, omit, add to or otherwise vary any part of any Ordering Document that it issues to Supplier pursuant to a Change Order, and Supplier shall accept such Change Order in accordance with the Ordering Document prior to Supplier’s acceptance of that Ordering Document. Prior to Supplier’s acceptance of that Ordering Document, Buyer may also cancel any Ordering Document, in whole or in part, by issuing a cancellation of the Ordering Document. The amount owed by a Buyer in respect of any Articles that are the subject of an Order shall be adjusted to give effect to such Change Order. No rescheduling or cancellation of accepted orders, or increase or reduction in the binding forecasted quantity [***], may be made without the mutual written agreement of the Parties.

22.	FORCE MAJEURE.

22.1.	Subject to the terms of this Section 22, each of the Parties and the Buyers shall be excused from the performance or punctual performance of any of its or their obligations under this Agreement, except for the applicable Buyers’ obligations under Section 5.1, and such obligations shall be extended by a period reasonable under the circumstances if the performance thereof is prevented or delayed by industrial disputes or any cause beyond the affected Person’s reasonable control (and without the fault or negligence of the non-performing party) which, without in any way limiting the generality of the foregoing, shall include acts of God, acts of terrorism, riots, wars, accidents, embargoes, requisition (acts of government) or acts of the public enemy.

Confidential portions of this document have been

redacted and filed separately with the Commission.

22.2.	In case of force majeure, the affected Party or Buyer shall promptly notify the other party or parties in writing and furnish all relevant information thereto, and use reasonable efforts to avoid or remove the cause of non-performance, and Supplier and the affected Buyer shall proceed to perform their respective obligations with dispatch when such causes are removed.

22.3.	Should a case of force majeure continue for more than [***], any of the affected Persons shall then have the right to terminate this Agreement or portions thereof pursuant to Section 24, [***].

23.	CONFIDENTIALITY.

23.1.	Supplier and BellSouth (or an Affiliated Company) may (but shall not be obligated to) exchange certain confidential proprietary information pursuant to this Agreement. The disclosing party agrees to mark its confidential proprietary information with a suitable legend, such as “Confidential”, at the time of disclosure to the receiving party hereunder. If confidential proprietary information is first disclosed orally or visually, the disclosing party shall identify same as “Confidential” at the time of disclosure and confirm same in a letter to the receiving party within thirty (30) days of the date of disclosure. During the term of this Agreement, the receiving party agrees to maintain the confidentiality of the disclosing party’s confidential proprietary information furnished in oral, visual, written and/or other tangible form by restricting disclosure of the disclosing party’s confidential proprietary information to its employees who have a “need to know” and not disclose such information to any third party, except as authorized by the disclosing party in writing. The receiving party agrees that such information shall be handled with the same degree of care which the receiving party applies to its own confidential information (but in no event less than reasonable care). The receiving party agrees that the disclosing party’s confidential proprietary information is and shall at all times remain the property of the disclosing party. The receiving party agrees to use the disclosing party’s confidential proprietary information only for purposes of performing its obligations under this Agreement. The parties agree that the foregoing obligations of confidentiality do not apply to information which falls within the exclusions set forth in Section 23.4 below.

23.2.	A disclosure of Confidential Information (a) in response to a valid order by a court or other governmental body, or (b) as otherwise required by law, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the party disclosing such information shall provide prompt written notice thereof to the other Party and in advance of any such disclosure to enable it to seek a protective order or otherwise prevent such disclosure.

Confidential portions of this document have been

redacted and filed separately with the Commission.

23.3.	Except as provided below in this Section 23, the receiving party of such confidential information agrees to treat the same as strictly confidential and shall not divulge, directly or indirectly, to any other Person, for any purpose whatsoever, confidential information so received, and shall not make use of or copy such confidential information, except for the purpose of this Agreement; provided, however, that for the purposes of this Section 23, BellSouth or any of its Affiliated Companies which receives such confidential information may disclose it to BellSouth or any of its other Affiliated Companies to the extent it has a reasonable need to know, and they shall be treated as a “receiving party.” A disclosing party’s confidential information may be disclosed only to such of the employees, consultants, and subcontractors of the receiving party who reasonably require access to such information for the purpose for which it was disclosed and who have nondisclosure obligations to the receiving party. In the event of any such permitted disclosure, such employees, consultants, and contractors shall be given only such limited portion of the confidential information as is necessary for the fulfillment of such person’s obligations on behalf of the receiving party under this Agreement.

23.4.	This commitment shall impose no obligation upon any receiving party with respect to any portion of such information that was (i) known to the receiving party prior to its receipt from the disclosing party; (ii) is now or which (through no act or failure to act on the part of the receiving party) becomes publicly known; (iii) is supplied to receiving party by a third receiving party which the receiving party in good faith believes is free to make such disclosure and without restriction on disclosure; (iv) is disclosed by the disclosing party to a third party generally, without restriction on disclosure; (v) is approved in writing by the disclosing party for release that will be made by the receiving party; or (vi) is independently developed by the receiving party without use of any confidential information provided by the disclosing party, all of the foregoing to be treated as non-confidential information.

23.5.	Upon expiration or termination of this Agreement, all confidential, proprietary information, and any copies thereof made by the receiving party, shall either be destroyed or, at the disclosing party’s written request, returned to the disclosing party. The obligation of confidentiality set out in this Section 24 shall survive the termination or expiration of this Agreement for a period of (i) three (3) years, in the case of confidential information that does not constitute a “trade secret” under applicable law and (ii) perpetuity, in the case of confidential information that does constitute a “trade secret” under applicable law.

Confidential portions of this document have been

redacted and filed separately with the Commission.

24.	TERMINATION.

24.1.	Either Party may terminate this Agreement by notice in writing to the other Party on the occurrence of any of the following events:

(a)	If the other Party shall commit a material breach of any provision contained in this Agreement and, after receipt of a written notice specifying the breach or default, shall fail to remedy the breach within the thirty (30) day period following the date on which such notice is received.

(b)	If bankruptcy or insolvency proceedings are instituted against the other Party and such proceedings are not dismissed within sixty (60) days from the date of proceedings, or the other Party makes an assignment for the benefit of its creditors.

(c)	Due to a force majeure event, in accordance with the provisions of Section 22.3.

24.2.	Supplier may terminate this Agreement as to any Buyer by notice in writing to Buyer, on the occurrence of any of the following events :

(a)	If the Buyer shall commit a material breach of any provisions contained in this Agreement and after receipt of a written notice specifying the breach or default shall fail to remedy the breach within the thirty (30) day period following the date on which such notice is received.

(b)	If bankruptcy or insolvency proceedings are instituted against the Buyer and such proceedings are not dismissed within sixty (60) days from the date of proceedings, or the other Buyer makes an assignment for the benefit of its creditors.

(c)	Due to a force majeure event affecting such Buyer, in accordance with the provisions of Section 22.3.

24.3.	A Buyer may terminate its participation in this Agreement by notice in writing to Supplier on the occurrence of any of the following events:

(a)	If Supplier shall commit a material breach of any provisions contained in this Agreement that affects Buyer and after receipt of a written notice specifying the breach or default shall fail to remedy the breach within the thirty (30) day period following the date on which such notice is received.

(b)	If bankruptcy or insolvency proceedings are instituted against Supplier and such proceedings are not dismissed within sixty (60) days from the date of proceedings, or Supplier makes an assignment for the benefit of its creditors.

Confidential portions of this document have been

redacted and filed separately with the Commission.

(c)	Due to a force majeure event affecting such Buyer, in accordance with the provisions of Section 22.3.

24.4.	Termination of this Agreement as to a particular Buyer pursuant to Section 24.2 or 24.3 or for all purposes pursuant to Section 24.1, from whatever cause arising, is in respect of obligations which have not yet been performed and the termination or expiration of this Agreement for any reason whatsoever shall be without prejudice to any right or obligation of any of them hereto in respect of this Agreement which have arisen prior to such termination or expiration.

24.5.	[***]

24.6.	Provisions contained in this Agreement that expressly or by their nature and context are intended to survive the expiration or termination of this Agreement shall so survive the expiration or termination, including but not limited to Sections 4.6, 5, 9, 10, 12, 13, 14, 15, 16, 17, 18, 23, 24.4, 24.5, 24.6, 24.7, 25, 29, 30 and 40.

24.7.	Upon expiration or termination of this Agreement: (a) all Buyer’s rights to purchase Articles hereunder shall immediately terminate; and (b) Supplier shall fulfill, and each Buyer shall pay for, all unfilled Orders in accordance with the terms of this Agreement. Termination or expiration shall not relieve BellSouth or and Buyer of the obligation to pay any sums due hereunder.

25.	ENTIRE AGREEMENT.

This Agreement, the Trademark License Agreement and the Foreign Mark License Agreement and any Orders issued hereunder set forth and shall constitute the entire agreement between BellSouth or Buyer and Supplier with respect to the subject matter hereof and thereof, and shall supersede any and all prior or contemporaneous agreements, understandings, promises and representations made by one Party to the other Party concerning such subject matter. The invalidity in whole or in part of any provision of this Agreement shall not affect the validity of the remainder of such provision or this Agreement, and such invalid provision (or part thereof) will be amended to achieve as nearly as possible the same economic effect as the original provision.

26.	RESTRICTION OF PUBLIC DISCLOSURE.

26.1.	Within ten (10) days following the Execution Date, the parties shall issue a joint press release announcing the business relationship established by this Agreement (the “Initial Press Release”). The text of such joint press release shall be subject to each Party’s prior approval. Such Initial Press Release, the wording of which shall be subject to BellSouth’s approval, is granted to Supplier in exchange of Supplier agreeing to place BellSouth’s logo and trademark on the Articles. The branding space on the Articles has an estimated value to Supplier, and a discount to BellSouth, of [***].

Confidential portions of this document have been

redacted and filed separately with the Commission.

26.2.	Except for the Initial Press Release or to the extent compelled by law, a court or other governmental body (including, without limitation, the rules and regulations of the Securities and Exchange Commission relating to the filing of exhibits to filings required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended), no Party will advertise or publish any information concerning this Agreement without the prior written approval of the other Party and no Buyer will advertise or publish any information concerning this Agreement without the prior written approval of the Parties. Notwithstanding the foregoing, BellSouth may release such information to any Affiliated Company, and either Party may disclose information concerning this Agreement and the transactions contemplated hereby, including providing a copy of this Agreement, in connection with: (i) the due diligence review of a party by potential business partners or investors, or investment bankers, to such persons and to their employees, agents, attorneys and auditors, (ii) quarterly and annual financial or tax audits, to the party’s public accounting firm, and (iii) obtaining legal advice regarding this Agreement or any related matters, to the party’s outside legal advisors.

27.	ASSIGNMENT.

Except as provided herein, neither Party shall have the right to assign this Agreement or any right herein or delegate any duty hereunder without the prior written consent of the other Party, and neither Party shall have the right to assign any rights or delegate any duties pursuant to this Agreement without the prior written consent of the other Party, except that (i) either Party may assign its rights and delegate all of its duties hereunder to another direct or indirect subsidiary of such Party, and (ii) either Party may assign this Agreement or any right herein or delegate any duty hereunder to (a) any corporation or association into or with which such Party may be merged or consolidated or which acquires such Party, or (b) any corporation or association which may be an affiliate, subsidiary, parent, or successor of such Party, or an affiliate, subsidiary, parent, or successor of a corporation or association into or with which such Party may be merged or consolidated, or (c) any company, joint venture, partnership or other entity to which substantially all of such Party’s assets are sold. Any assignment or delegation that is made not in accordance with this Section shall be void and of no force and effect. No assignment, with or without the other Party’s consent, will relieve the assigning Party of its responsibilities under this Agreement. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

Confidential portions of this document have been

redacted and filed separately with the Commission.

28.	NOTICES.

All notices required by this Agreement shall be furnished by hand delivery, registered or certified mail (return receipt requested), nationally recognized overnight courier (such as Federal Express) or confirmed telecopier to the following addresses:

To Supplier:	Axesstel, Inc
6305 Lusk Blvd
San Diego, CA 92121
Attention: Chief Operating Officer
Telecopy Number: 858-625-2110

To BellSouth:	BellSouth International, Inc.
Suite 1000
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Mark Droege
Telecopy Number: (404) 249-0775

With a copy to:	BellSouth International, Inc.
Suite 400
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: J. Alberto Gonzalez-Pita, Esq.
Telecopy Number: (404) 249-4853

All notices shall only be effective on receipt as evidenced by the return receipt. Each Party may change its address by a notice to the other parties in the manner set forth above.

29.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia, without regard to its rules with respect to conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

30.	DISPUTE RESOLUTION.

30.1.	Arbitration:

(a)	Procedure: Except as otherwise provided in Section 30.2 below, any dispute or claim arising in connection with this Agreement or the breach, validity or enforceability of any provision of this Agreement, will be resolved by final and binding arbitration conducted in accordance with and subject to the then current rules (the “Rules”) of the American Arbitration Association (“AAA”), by three (3) arbitrators. Each party shall designate one (1) arbitrator, and the two (2) arbitrators so designated shall appoint the third arbitrator as provided in the Rules. The arbitration shall be held in Atlanta, Georgia or such location as the parties may mutually agree. The arbitration shall be conducted in the English language. The arbitrators will allow such discovery as is appropriate, consistent with the purpose of

Confidential portions of this document have been

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arbitration in accomplishing fair, speedy, and cost-effective resolution of disputes. All discoveries will be completed, and the arbitration hearing will be commenced, within forty-five (45) days after appointment of all of the arbitrators, and the arbitration hearing will conclude within thirty (30) days after it commences. The arbitrators will make every effort to enforce these timing requirements strictly, but may extend the time periods upon a showing that exceptional circumstances require extension to prevent manifest injustice. The decision of the arbitrators will be rendered in writing and will explain the reasons therefore. The arbitrators may render awards of monetary damages subject to any limitations on liability contained in this Agreement and in no event shall such arbitrators be authorized to award punitive damages, direction to take or refrain from taking action (including without limitation an interim direction pending decision), or both. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and enforcement, as the law of such jurisdiction may require or allow. For purposes of this Section 30, the existence, content and result of any mediation and arbitration conducted in accordance with this Section 30 shall constitute Confidential Information and shall be subject to the provisions of Section 23.

(b)	Cost of Arbitration: Each party to an arbitration shall each bear all its own costs, fees and expenses (including, without limitation, attorneys’ fees and expenses) incurred in conducting the arbitration, except that they shall bear equally all administrative costs assessed directly by AAA for the arbitration.

30.2.	Enforcement: Neither the provisions set forth in Section 30.1(a) or 30.0(b), nor the recourse to arbitration pursuant to Section 30.1, shall prejudice the right of any party to apply to any court of ordinary jurisdiction for the request of temporary or permanent injunctive relief.

(a)	The parties hereby irrevocably consent and submit to the nonexclusive jurisdiction of the courts of the State of Georgia and any federal court sitting within said state for the purpose of (i) enforcing and reducing to judgment any award rendered in any arbitration pursuant to Section 30.1, or (ii) if Section 31.1 is held unenforceable for any reason, for the purpose of adjudicating any dispute or claim arising in connection with this Agreement or the breach, validity or enforceability of any provision of this Agreement that is not resolved pursuant to Section 30.1. Each party hereby irrevocably consents to the service of process, by personal service or by registered mail, postage prepaid, in each case, either within or without the State of Georgia.

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(b)	Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the jurisdiction of any court specified in Section 30.2 to any suit, action or proceeding brought for a purpose specified in such Section, and further irrevocably waives any claim that any such suit, action or proceeding so brought has been brought in an inconvenient forum.

31.	OWNERSHIP OF INNOVATIONS; SOFTWARE LICENSE.

31.1.	Except as set forth in this Section 31, all Inventions made in performance of or during the term of this Agreement solely by Supplier’s employees and/or contractors shall be the sole and exclusive property of Supplier subject to the license granted elsewhere in this Agreement. All Inventions made in performance of or during the term of this Agreement solely by employees and/or contractors of BellSouth or a Buyer shall be the sole and exclusive property of [***]. “Inventions” means any innovation, improvement or feature, whether or not patentable or registrable, made by or on behalf of either of the parties hereto, which is made in the course of the performance of this Agreement (both conceived and reduced to practice in such performance; or if previously conceived, reduced to practice in such performance) and which directly results from or directly arises out of the performance pursuant to this Agreement.

31.2.	Except as set forth in this Section 31, all Joint Inventions shall be the property [***]. Subject to the confidentiality restrictions as applicable [***] use all Joint Inventions without duty of accounting. “Joint Inventions” means any innovation, improvement or feature, whether or not patentable or registrable, made by or on behalf of one or more of Supplier employees and/or contractors, and one or more of employees and/or contractors or BellSouth or a Buyer, in performance of this Agreement, which is made in the course of the performance of this Agreement (both conceived and reduced to practice in such performance; or if previously conceived, reduced to practice in such performance) and which directly results from or directly arises out of the performance pursuant to this Agreement.

31.3.	Supplier recognizes that BellSouth or a Buyer may generate certain ideas for product development, new products, or changes to products or services. Any such ideas that would be treated as confidential information under Section 23 and are protectable as intellectual property rights under applicable law are referred to as “Innovations.” If BellSouth or a Buyer desires for Supplier to carry out design or development work respecting any Innovations, and Supplier expresses its interest in carrying out such work, BellSouth or such Buyer may elect to disclose to Supplier those ideas which, in BellSouth’s or such Buyer’s opinion, constitute Innovations; provided, however, that Supplier shall be under no obligation to perform such work unless the terms and conditions applicable thereto are set forth in a separate written agreement has been executed by both Parties.

Confidential portions of this document have been

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31.4.	The Parties agree that, as soon as practicable following Supplier’s expression of its willingness to consider carrying out any such work and any such designation by BellSouth or a Buyer of any such Innovation, [***] (including, but not limited to, the ownership of any intellectual property rights therein and in the resultant design, the terms of any license by the owner thereof to [***] and any royalties payable for such license) and the conduct of any work required therefore.

31.5.	Notwithstanding anything in this Section 31 to the contrary, Supplier shall own all right, title and interest, including all intellectual property rights, in and to the FWT developed hereunder.

31.6.	Subject to the terms and conditions of this Agreement, Supplier grants a limited, non-exclusive license to Buyer to distribute any software that is integrated with, or embedded in, the Articles.

31.7.	Buyer shall not, and shall not authorize or assist others to, reverse engineer, decompile, reverse compile or decode, in whole or in part, any software, firmware, hardware or other materials (including the Articles) provided or made available by Supplier hereunder. This Section is not intended to prevent regular servicing and maintenance of Articles purchased hereunder by Buyer or its service providers.

31.8	All rights not expressly granted in this Agreement by either Party are reserved. There are no implied rights.

32.	EQUIPMENT CHANGES.

32.1.	With respect to any Purchase Order issued under this Agreement, notwithstanding any other provisions contained in this Agreement, Supplier has the right [***] to make improvements to the Articles in whole or in part, or to substitute products of higher value or greater functionality, at any time prior to delivery thereof, provided that such changes do not change conformance of such Articles to the Specifications and Standards, do not cause the Articles to not be “downward compatible,” do not increase any Price and do not adversely affect performance or function of such Articles or any part of the applicable Buyer’s wireless system. Supplier is not obligated to make any such changes in Articles previously delivered.

33.	BUYERS.

33.1.	If BellSouth desires for any Person (other than those currently listed on Annex C) to be a Buyer hereunder, BellSouth shall give Supplier written notice thereof. Execution by Buyer of an Order constitutes acceptance, acknowledgment and agreement with the terms and conditions of this Agreement.

Confidential portions of this document have been

redacted and filed separately with the Commission.

33.2.	Notwithstanding any provision of this Agreement that gives rights to a Buyer (other than BellSouth), the rights of such other Buyers hereunder are subject and subordinate to the prior rights of BellSouth hereunder. Without limiting the generality of the foregoing, subject to the terms of this Agreement, BellSouth may determine, by written notice to Supplier, the order in which Purchase Orders are filled and the schedules for Delivery and Acceptance of Articles. BellSouth shall hold Supplier harmless from any claims by other Buyers resulting from any such notice. Under no circumstances shall the breach (including without limitation a failure to make a payment hereunder) by a Buyer constitute a breach hereunder by BellSouth or any other Buyer.

34.	FCPA.

Supplier acknowledges and agrees that it is the written and established policy of BellSouth Corporation and its Affiliated Companies to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business, and Supplier warrants and represents that it will not take any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended. In the performance of this Agreement, neither Supplier, nor any employee or agent of Supplier, shall violate any provision of the Foreign Corrupt Practices Act of 1977, as amended. The Foreign Corrupt Practices Act prohibits every U.S. company and its employees and representatives from giving, paying, promising, offering, or authorizing the payment, directly or indirectly through a third party, of anything of value to any “foreign official” to persuade that official to help the company, or any other person, obtain or keep business or to secure some other improper advantage. Supplier shall promptly notify BellSouth or an affected Buyer of any violation or potential violation of the Foreign Corrupt Practices Act of 1977, as amended, and shall immediately pay BellSouth or Buyer, as applicable, out of monies paid by Buyers or BellSouth to Supplier, an amount equal to the amount of the payment or the value of the gift to a foreign official which gives rise to such violation or potential violation.

35.	NON-EXCLUSIVE MARKET RIGHTS.

It is expressly understood and agreed that this Agreement does not grant Supplier an exclusive privilege to sell to Buyers any or all Articles that Buyers may require, nor does this Agreement grant Buyer an exclusive right to purchase Articles or to have Supplier meet Buyers’ needs or requirements beyond forecasts accepted pursuant to Section 4.5. Buyers may contract with other manufacturers and suppliers for the procurement of products comparable to the Articles, and Supplier may contract with other purchasers for the purchase of the Articles.

36.	TRAINING.

At such times and locations, and for such duration as the Parties may agree [***] Supplier shall provide [***] to Buyers as to the use of the Articles and any new features, where additional training would be helpful to Buyers. [***] Buyers will reimburse Supplier for transportation and lodging of technical support team providing training.

Confidential portions of this document have been

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37.	FIELD TEST SUPPORT.

Supplier shall provide reasonable technical support while Buyer obtains homologation and conducts field tests at Buyer’s premises as part of the product approval process described Annex F.

38.	COUNTRY HOMOLOGATION AND APPROVAL SUPPORT.

[***] shall be responsible for obtaining country legal homologation for FWTs for each Affiliated Company’s home country as listed in Annex C.

39.	PROGRAM MANAGEMENT.

[***] should assign a program manager to support the management of activities between Supplier and BellSouth that will occur pursuant to this Agreement.

40.	GENERAL.

40.1.	Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between any of the parties.

40.2.	This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

40.3.	The failure of any Party to require performance of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof on one occasion be taken or held to be a waiver of the provision itself for all occasions or of any other provision.

THIS SUPPLY AGREEMENT has been duly executed by the duly authorized representative of each Party as of the date first above written.

AXESSTEL, INC.

By:	/s/ Lixin Cheng
Name:	Lixin Cheng
Title:	President

Confidential portions of this document have been

redacted and filed separately with the Commission.

BELLSOUTH INTERNATIONAL, INC.

/s/ illegible By:____________________________________
illegible Name:__________________________________
illegible Title:___________________________________

Confidential portions of this document have been

redacted and filed separately with the Commission.

LIST OF ANNEXES

Annex A	-	Specifications
Annex B	-	Pricing
Annex C	-	Affiliated Companies and Designated Distributors
Annex D	-	Acceptance Test Procedures
Annex E	-	Intentionally Left Blank
Annex F	-	Schedule
Annex G	-	Intentionally Left Blank
Annex H	-	Form of Ordering Document

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX A

SPECIFICATIONS

[***] [4 pages]

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX B

PRICING

[***]

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX C

AFFILIATED COMPANIES AND DESIGNATED DISTRIBUTORS

Argentina	-	Compañia de Radiocomunicaciones Móviles S.A.
Chile	-	BellSouth Chile, S.A.
Colombia	-	BellSouth Colombia, S.A.
Ecuador	-	Otecel, S.A.
Guatemala	-	BellSouth Guatemala y Cia, S.C.A.
Nicaragua	-	Telefonia Celular de Nicaragua S.A.
Panama	-	BSC de Panama S.A.
Peru	-	BellSouth Peru, S.A.
Uruguay	-	Abiatar, S.A.
Venezuela	-	Telcel, C.A.

BellSouth designated distributors:

BrightStar

CellStar

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX D

ACCEPTANCE TEST PROCEDURES

[***] [94 pages]

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX E

LIMITED WARRANTY

Intentionally Left Blank

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX F

SCHEDULE

Milestone	Target Date
Commercial availability of AXW-P1900B	March 15, 2004
Commercial availability of AXW-P800B	March 31, 2004

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX G

LABELING AND PACKAGING GUIDELINES

Intentionally left blank

Confidential portions of this document have been

redacted and filed separately with the Commission.

ANNEX H

FORM OF ORDERING DOCUMENT

ORDER

Pursuant to that certain Supply Agreement entered into between BellSouth International, Inc. and Axesstel, Inc., effective as of March     , 2004, (the “Agreement”),                                         , as an Affiliated Company or Designated Distributor, is entering into this Order under said Agreement. As such,                      becomes Buyer with regard to this Order and agrees to be bound by the terms and conditions of the Agreement.

Articles Ordered:

Quantity of each Item Ordered (including sufficient identification):

Price for the same (as determined in accordance with Section 3 of the Agreement):

_________________________________________________________________________________________________________

Requested place and date of Delivery, consistent with the terms of the Agreement or as otherwise agreed to in herein:

_________________________________________________________________________________________________________

Other appropriate information as may be reasonably required by Supplier to fill the Ordering Document:

_________________________________________________________________________________________________________

The way that Buyer will make payment for the purchase, as permitted under Section 5.1 of the Agreement:

_________________________________________________________________________________________________________

Purchase reference number:

Any special terms and conditions which are applicable only to the particular Order which may be required by local home-country law of the Buyer, regulations or otherwise and agreed between the Buyer and Supplier.

Unless otherwise specifically agreed in this Order, the terms and conditions of the Agreement shall govern and control the purchases made under this Order.

BUYER:	SUPPLIER:
Axesstel, Inc.

By:	By:
Printed Name/Title:	Printed Name/Title:
Date:	Date: